Exhibit 23.3

MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003

Consent of Independent Registered Certified Public Accountants

December 14, 2007

Lodestar Mining, Incorporated
400 Steeprock Drive
Toronto, ON CANADA M3J 2X1

I consent to the inclusion in the Registration Statement on Form SB-2 of Lodestar Mining, Incorporated, my audit report for Lodestar Mining, Incorporated (the “Company”) for the period October 31, 2006 (Inception) through December 31, 2006 dated May 7, 2007, and the interim review report for Lodestar Mining, Incorporated for the period January 1, 2007 through September 30, 2007, and the exploration stage period October 31, 2006 (inception) through September 30, 2007 dated December 4, 2007.

Respectfully submitted,

Michael Pollack CPA
Cherry Hill, NJ